Exhibit 10.4
WAIVER TO EXECUTIVE EMPLOYMENT AGREEMENT
DATED AS OF JULY 1, 2012 (“AGREEMENT”)
This Waiver (“Waiver”) is entered into as of March 23, 2015 by and between Technical Consumer Products, Inc. (“TCP”) and Ellis Yan (“Executive”). Unless otherwise set out herein, capitalized terms have the same meaning as in the Agreement.
RECITALS
Having originally entered into the Agreement, which currently remains in full force and effect, TCP and Executive have each determined that, for good and sufficient reasons, it is desirable to waive certain provisions in the Agreement in certain respects.
Therefore, in consideration of the promises and the mutual covenants and agreements set forth herein:
1.    For purposes of providing the written notice referred to in the last sentence of Section 2 of the Agreement for the Initial Term, the Parties hereby agree to waive the 90 day period referred to therein and to replace it with a written notice provided by either Executive or TCP to the other Party no later than June 15, 2015.
2.    For purposes of determining whether TCP shall deliver a written notice as referred to in the last sentence of Section 2 of the Agreement for the Initial Term, the Parties hereby agree that the Board shall make such determination, and Ellis Yan advises TCP and agrees that he will abstain from voting as a director of TCP International as to such determination.
3.    In all other respects, the Agreement remains unchanged.

TECHNICAL CONSUMER PRODUCTS, INC.		EXECUTIVE
By:	/s/ Brian Catlett	/s/ Ellis Yan
Name:	Brian Catlett	Name: Ellis Yan
Title	CFO	Address: 325 Campus Drive Aurora, OH 44202